EXHIBIT 10-10
GANNETT CO., INC.
DEFERRED COMPENSATION PLAN
RULES FOR POST-2004 DEFERRALS
Restated as of January 1, 2005

Amendment No. 5

Effective June 29, 2015, Gannett Co., Inc. hereby amends the Gannett Co., Inc. Deferred Compensation Plan Rules for Post-2004 Deferrals, restated as of January 1, 2005 (the “Plan”), in the following respects:

1.	Section 1.1 is amended in its entirety to read as follows:

1.1	Introduction
In 2015, Gannett Co., Inc. separated its digital/broadcast and publishing businesses into two separate publicly traded companies. The separation occurred when Gannett Co., Inc. contributed its publishing businesses to a newly formed subsidiary, Gannett SpinCo, Inc., and distributed the stock of Gannett SpinCo, Inc. to its shareholders (the “Spin-off”). In connection with the Spin-off, Gannett SpinCo, Inc. was renamed “Gannett Co., Inc.” (“SpinCo”). The entity formerly known as Gannett Co., Inc. was renamed “TEGNA Inc.” (the “Company”) and continues the digital/broadcast businesses.
Effective as of the Spin-off, this Plan shall be renamed as the TEGNA Inc. Deferred Compensation Plan. This Plan is comprised of two documents, this document (“the TEGNA Post-2004 Plan”) and the document entitled “Deferred Compensation Plan Restatement dated February 1, 2003”, as amended, (the “TEGNA Pre-2005 Plan”).
This Plan was adopted to provide the opportunity for directors of the Company who are not also employees (“Directors”) and designated key employees of the Company to defer certain compensation. Directors may defer to future years all or part of their fees and designated key employees may defer to future years all or part of their salary and bonuses. The Committee may also allow Directors and key employees to defer such other forms of taxable income derived from the performance of services for the Company as may be designated by the Committee and which may be deferred pursuant to such special terms and conditions as the Committee may establish (including, without limitation awards under long-term incentive and stock-based plans) (amounts that may be deferred under this Plan are collectively referred to as “Compensation”). The Plan also permits the Company to credit eligible Participants’ deferred compensation accounts with additional awards, and such awards shall be subject to such rules that are specified by the Company.
2.Section 1.2 is renumbered to be Section 1.3 and the following new Section 1.2 is inserted:

1.2    Benefits of and Liabilities with Respect to Transferred Participants

Pursuant to an Employee Matters Agreement by and between SpinCo and the Company dated June 26, 2015 (the “Employee Matters Agreement”), the benefits of certain Participants under this Plan have been assumed by SpinCo under its 2015 Deferred Compensation Plan (such Participants, the “Transferred Participants”). SpinCo, and not the Company, shall be solely responsible for paying such assumed benefits. The Employee Matters Agreement may be used as an aid in interpreting the terms of the benefits hereunder.

The SpinCo 2015 Deferred Compensation Plan is comprised of two documents, one subtitled Rules for Pre-2005 Deferrals (“the SpinCo Pre-2005 Plan”) and one subtitled Rules for Post-2004 Deferrals (the “SpinCo Post-2004 Plan”). All liabilities with respect to benefits of Transferred Participants accrued under this TEGNA Post-2004 Plan are hereby, effective as of the Spin-off, transferred to the SpinCo Post-2004 Plan. All liabilities with respect to benefits of Transferred Participants accrued under the TEGNA Pre-2005 Plan are, effective as of the Spin-off, transferred to the SpinCo Pre-2005 Plan. Notwithstanding any other provision of this Plan or the SpinCo 2015 Deferred Compensation Plan, no Participant shall be entitled to duplicate benefits under both such Plans with respect to the same period of service or compensation.

The list of Transferred Participants is maintained by the Company. The benefits with respect to Transferred Participants derived from the this Plan shall not be amended in a manner so as to subject them to additional tax under Section 409A of the Internal Revenue Code, and any amendment which would have such an effect shall be deemed void and ineffective.

For any employee or director who is employed by or serving as a director of SpinCo immediately after the Spin-off, the change in employment or directorship status resulting from the Spin-off shall not be considered a “separation from service”, “retirement”, “cessation of employment”, “termination of employment”, “termination of employment with the Company”, “directorship termination”, “retirement from the Board”, “Director leaves the Board”, “cessation of employment with the Company or any Participating Affiliate” or similar term.

3.Effective as of the Spin-off, all references to “Gannett Co., Inc.” or similar terms shall refer to TEGNA Inc. as appropriate.

4.	The following is added to the end of Section 2.6(b):

With respect to the TEGNA stock fund, the accounts of Participants as of the Spin-off only shall also have deemed investments in shares of SpinCo derived from the Spin-off and a hypothetical fund will be established for such stock. Notwithstanding any provision to the contrary, Participants may elect in a manner prescribed by the

Committee to allocate out of such SpinCo stock fund but shall not be able to allocate any additional amounts to the SpinCo stock fund.

5.Section 2.7 is amended by deleting the words “the final sentence of”.
6.Section 2.8 is amended by adding the following provision to the end of such section:
Notwithstanding the foregoing, deemed dividends relating to hypothetical Spinco stock in the hypothetical Spinco stock fund will not be deemed reinvested in Spinco stock. Instead, such deemed dividends will be hypothetically invested proportionately in the investment funds selected by the Participant in his most recent investment direction, or, in the absence of an explicit investment direction, in the default investment fund.

7.	The following is added to the end of Section 2.9(h):

Notwithstanding the foregoing or any other provision of this Plan, any portion of a Participant’s Deferred Compensation Account deemed invested in shares of SpinCo may only be settled in cash.

8.	The following subparagraph is added to the end of Section 3.7(h):

(v)    Notwithstanding the foregoing or any other provision of this Plan, and for avoidance of doubt, the Spin-off shall not be considered a Change in Control hereunder and only a Change in Control of TEGNA Inc., and not of SpinCo, shall be considered a Change in Control with respect to Participants hereunder.

9.	The following is added to the end of Section 5.3:

Effective as of the Spin-off, “Savings Plan” means the TEGNA 401(k) Savings Plan. However, for the 2015 Plan Year only, in determining the benefits to be credited pursuant to this Article V, the contributions made by or with respect to an Excess Plan Participant under both the TEGNA 401(k) Savings Plan and the Gannett Co., Inc. 401(k) Savings Plan shall be taken in to account.

IN WITNESS WHEREOF, Gannett Co., Inc. has caused this Amendment to be executed by its duly authorized officer as of June 26, 2015.
GANNETT CO., INC.

By: /s/ Todd A. Mayman
Name: Todd A. Mayman

Title:	Senior Vice President, General Counsel and Secretary